EXHIBIT 10(i)

Dealer No.  1266
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Distributor No. 1000
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               STAR CHOICE TELEVISION NETWORK INCORPORATED
                      DEALER PROGRAMMING AGREEMENT



     This Dealer Programming Agreement (the "Agreement") is made and effective as of the 24 day of, June, 1997 by and between Star Choice Television Network Incorporated ("SCTN") having a principal place of business at 2398 Route 102 Highway, Lincoln, New Brunswick E3B 7G1, and WestCoast Wireless Cable LTD., having a principal place of business at #29, 3347-262 STR. Aldergrove, BC V4Ww 2X2 ("Dealer").

                              INTRODUCTION

     A. SCTN is the duly licensed and authorized distributor of Star Choice Programming throughout Canada.

     B. Dealer, acting as an independent contractor, desires to become authorized, as a commissioned representative of SCTN, to solicit and take Orders (as defined in Section 2.3 below) by end-users ("Subscribers") for certain SCTN provided programming on a non-exclusive basis (an "Authorized Dealer"), only from the "Authorized Premises" incorporated in Exhibit A.

     C. SCTN desires to appoint Dealer as an authorized commissioned representative in accordance with and subject to the terms and conditions of this Agreement.


                                AGREEMENT

1.   APPOINTMENT OF DEALER

     1.1 SCTN appoints Dealer as a non-exclusive authorized commissioned representative, to solicit and take Orders for SCTN provided programming and/or programming packages (the "Programming"), subject to all the terms and conditions of this Agreement. Dealer's appointment shall become effective on the later to occur of the date that: (i) this Agreement has been signed by both Dealer and SCTN and (ii) Dealer has been authorized by Star Choice Marketing Inc. ("SCM") or its Authorized Distributor to purchase Star Choice DTH Receivers (as defined in Section 2.2 below). Dealer is only authorized, and shall limit its actions, to soliciting Orders for Programming. Dealer is only authorized, and shall limit its actions, to the solicitation and taking of Orders from Subscribers.

     1.2 Dealer accepts its appointment as an Authorized Commissioned Representative and agrees to use its best reasonable commercial efforts to solicit Orders for Programming. Dealer understands that it may hold itself out to the public as an Authorized Commissioned Representative of SCTN only after fulfilling, and for so long as it continues to fulfill, all of the requirements in this agreement and any other agreements between SCTN and/or SCM and/or its Authorized Distributor and Dealer, to be entered into contemporaneously with this Agreement, and only during the Term of this Agreement.

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2.   DEFINITIONS  In addition to the capitalized terms defined else Wherein this Agreement, the following definitions shall apply to this Agreement:

     2.1 "Affiliate" shall mean any person or entity directly or indirectly controlling, controlled By or Under common control with another person or entity.

     2.2 "Star Choice DTH Receiver" shall mean an MPEG-2 DVB/DigiCipher 11 compliant receiver manufactured or distributed by SCM and intended to be utilized for the reception of programming authorized and distributed by Star Choice Communications Incorporated and/or Star Choice Television Network Incorporated and sold to Dealer by SCM or its authorized distributor (s), such sale confirmed by tracing of serial number and Smart Card number.

     2.3 "Order" shall mean an activated order for certain Programming which, in complete accordance with all the terms of this Agreement and the agreement between Dealer and SCM, Dealer solicits and takes from a Residential Location under the direction of and with the support of SCTN and/or SCM, and which SCTN or SCM, in their sole discretion, accepts and activates through authorization of a Star Choice DTH Receiver.

     2.4 "Subscriber" means an individual at a Residential Location who orders Programming from SCTN, who pays for Programming in full, and who prior to the date on which SCTN activates the Programming, has never received an audio, video, data or any other programming services from SCTN. A Subscriber shall not include any individual who would otherwise qualify, but whose equipment SCTN and/or SCM, in its reasonable discretion, declines to activate, or any individual who purchased a Star Choice DTH Receiver or other product which was installed and is used at a location outside of Canada.

     2.5 "Residential Location" shall mean a single family residential dwelling (i.e. single family houses, apartments, condominiums, or other dwellings used primarily for residential purposes); provided, however, in no case shall any satellite master antenna television or private cable company in a residential multiple dwelling unit (i.e. dormitories, etc.) be considered a Residential Location. SCTN reserves the right to determine, in its, sole discretion, whether a location constitutes a Residential Location, or is more appropriately considered a commercial or non-residential location.

3.   PROGRAMMING

     3.1 SCTN, in its sole discretion, shall determine the Programming (including the packaging of that Programming) for which Dealer, under the direction of and with the support of SCM, solicits and takes Orders. SCTN may expand, reduce or otherwise modify Programming from time to time in its sole discretion. Any changes shall be effective immediately upon notification by SCTN or SCM, unless SCTN or SCM notifies Dealer of a different effective date.

     3.2 If at any time or for any reason SCTN changes the content of any Programming or Programming package, Dealer's solicitation and taking of Orders for the prior Programming or Programming package shall immediately cease.

4. PRICES SCTN, in its sole discretion, shall determine the retail prices for Programming. Dealer will solicit and take Orders for Programming at the retail prices set by SCTN from time to time. SCTN may increase, decrease or otherwise modify those prices from time to time in its sole discretion. Any changes shall be effective immediately upon notification by SCTN or SCM, unless SCTN or SCM notifies Dealer of a different effective date.

5. SUBSCRIBER ORDER REQUIREMENTS Dealer, during the term of this Agreement, agrees to achieve a sale, minimum of three (3) Orders for Programming per month. If Dealer fails to achieve the monthly minimum for two consecutive months, SCTN shall have the option, in its sole discretion, to,

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among other things, terminate this Agreement.  Failure of SCTN to take any action in response to Dealer's failure to achieve monthly minimum Orders for two consecutive months shall not preclude any subsequent action by SCTN or be deemed a waiver by SUM of its right to take any action as set forth by failure by Dealer to achieve Dealer's minimum monthly Order requirement for any subsequent two consecutive months.

6.   COMMISSIONS

     6.1 Except for special provisions to accommodate the "roll-out" period, commencing with tile first full calendar month a Subscriber receives Programming, Dealer shall be entitled to a monthly commission with respect to that Subscriber (a Commission"). Each Commission payment (again, except for special provisions to accommodate the "roll-out" period) shall be paid by SCTN or SCM approximately forty-five (45) days following the last day of each calendar month for which a Commission is owed to Dealer (on or about the fifteenth day of each month) Subject to the terms and condition of this Agreement, Dealer shall continue to receive a commission on or about the fifteenth day of each month through and including file fifteenth day of the sixtieth month following the date of the original Programming order from a Subscriber; however, in the event that this Agreement expires and is not renewed, no further Commissions shall be payable to the Dealer from the date of expiration.

     6.2 Notwithstanding Section 6.1 above, Dealer shall not be entitled to any Commission with respect to any Subscriber: (i) whose Programming is canceled; (ii) who has not paid in full for the Programming; (iii) who has been issued a credit or refund (to the extent of the credit or refund issued); or (iv) whose Programming is otherwise terminated, disconnected or deactivated for any reason.

     6.3 Each month, in order to determine the Commissions to which Dealer is entitled, SCTN or SCM shall calculate file retail price of the Programming activated by SCTN that month for each Subscriber for which Dealer is entitled to a commission (excluding any applicable taxes or other governmental payments with respect to the Programming). SCTN or SCM shall pay a commission rate to the Dealer for all Programming that is purchased by Subscribers. Dealer's Commission Schedule is set forth in Exhibit C. Commissions shall be paid only on Programming that is purchased by Subscribers who have purchased Star Choice DTH Receivers sold by a Dealer and installed and used at a Residential Location. SCTN and/or SCM, in its sole discretion, shall determine whether Dealer is entitled to a Commission.

     6.4 SCTN or SCM shall have no obligation to pay Commissions to Dealer with respect to any person who would otherwise be a Subscriber, but who was already receiving any of the Programming, or any other audio, video, data or other programming from SCTN on the date of the Order. In no event shall Dealer be entitled to commissions with respect to Star Choice DTH Receivers not confirmed by SCM is having been purchased by Dealer directly from SCM or its authorized distributors.

     6.5 The Dealer will not receive any Commissions if Dealer, through its company or any Affiliated person or entity, distributes, markets or sells any other DTH or Direct to Home (DTH) product or service in Canada, with the exception of C-Band product and programming for C-Band receivers, at any time during tile term of this Agreement.

     6.6 SCTN or SCM shall deliver to Dealer with each payment of Commissions, a summary statement (on paper or electronic media at SCTN's or SCM's option) containing supporting information pertaining to the relevant Commissions then payable to Dealer.

     6.7 Dealer agrees to keep accurate books and records relating to Commissions. Dealer agrees to include in those books and records the name, address and telephone number of the Subscribers who purchased Product from Dealer up to the time of the record review by SCTN or SCM. Dealer agrees to provide this information to SCM on a monthly basis during the term of the Agreement. Dealer agrees to maintain during the term of the Agreement and for a period of 12 months after termination, accurate

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books and records of Commissions and to permit SCTN or SCM or its representatives reasonable access to such books and records at Dealer locations at any time upon reasonable notice from SCTN and/or SCM to Dealer or during the term of this Agreement and for a period of 12 months after termination. If Dealer fails to provide accurate books and records relating to its sales of Programming, SCTN and/or SCM shall have the option, in its sole discretion, to take either of the following measures:
(i) withhold accrued but unpaid Commissions; or (ii) not permit Dealer to participate in any or all of SCM's programs.

     6.8 In the event that Dealer for any reason does not qualify for a Commission with respect to any Subscriber or any Star Choice DTH Receiver, SCTN shall be entitled to activate Programming for that Subscriber without payment of any Commission to Dealer.

     6.9 In the event that Dealer is ever paid a Commission but the Subscriber either fails to pay in full for the Programming, or a refund or credit is issued to the Subscriber for any reason (SCTN and/or SCM shall have the discretion to issue a credit or refund in its sole discretion), Dealer shall be charged back the Commission paid, if any, relating to such unpaid, credited or refunded portion.

     6.10 In no event shall Dealer offset any amounts due to SCTN or SCM from Dealer for any Commissions owed to Dealer by SCTN or SCM or any other sums owed to Dealer by SCM against any amounts due to SCTN or SCM from Dealer for any reason. In the event that the Commissions paid by SCTN or SCM to Dealer exceed the amount to which Dealer was entitled, or if Dealer is indebted to SCM for any other reason, Dealer acknowledges and agrees that SCTN or SCM shall have the right to offset any such amounts due to SCM from Dealer for any reason against any Commissions or other money otherwise due to Dealer from SCTN or SCM. Further, should one or more contracts now or hereafter exist between SCM and Dealer, or if SCM is holding funds or equipment to be paid or disbursed to Dealer pursuant to business, dealings between the parties not reflected in any contract (all such other contracts and business dealings with SCM are herein collectively referred to as the "Other Agreements"), SCTN or SCM may deduct from any amounts due or to become due to Dealer under this Agreement any sums which Dealer owes to SCM, whether or not then due, arising out of this Agreement or the Other Agreements, as well is any and all amounts for which SCM may become liable to third parties by reason of Dealer's acts in performing, or failing to perform, Dealer's obligations under this Agreement or any of the Other Agreements. Further, SCTN or SCM may withhold such sums from any monies due or to become due to Dealer hereunder as SCM, in its sole discretion, deem-, necessary to protect SCM from any loss, damage, or expense relating to or in response to any claim or threatened claim of which SCM becomes aware concerning Dealer or the performance of Dealer's duties hereunder. SCTN's and/or SCM's right to money due and to become due hereunder shall not be subject to any defense (except payment),offset, counterclaim, or recoupment of Dealer whatsoever, including, but not limited to, any which might raise from a breach of this Agreement by SCTN.

     6.11 SCTN's calculation of Commissions and offset amounts shall be binding absent manifest error. If, after the termination of this Agreement SCTN or SCM has paid, or taken offsets against, all Commissions, then Dealer shall pay to SCM, within five (5) days after the day on which Dealer receives SCM's written notice thereof, all offset amounts which SCM has not already recovered.

     6.12 Dealer acknowledges and agrees that, in addition to any other rights and remedies available, SCTN or SCM shall not pay any Commissions to Dealer which would otherwise be due to Dealer for any reason in the event that Dealer is in breach or default of this Agreement, and SCTN and/or SCM shall have no liability to Dealer as a result thereof.

     6.13 Under no circumstance shall Dealer collect any payment directly from any Subscriber. In the event that notwithstanding Dealer's best efforts to comply with this requirement, any Subscriber forwards any payment to Dealer rather than to SCTN directly, Dealer shall immediately forward the payment to SCTN without deduction or offset of any kind, and shall instruct the Subscriber that all future payments must be made to SCTN directly.

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     6.14 Dealer acknowledges and agrees that the Commissions payable pursuant to this Agreement constitute the sole Commissions or other fees payable by SCTN or SCM to Dealer for Dealer solicitation and taking of Orders for Programming, or for any other audio, video, data or other programming provided by SCTN.

     6.15 No payment to Dealer under this Agreement, whether in full or in part, shall be deemed to operate as SCTN's acceptance or admission that Dealer has complied with any provisions of this Agreement.

7.   ORDERS

     7.1 Dealer agrees to use its reasonable commercial efforts to solicit and take Orders for Programming from Subscribers, and to use its best commercial efforts to promote and enhance SCTN's and SCM's business, reputation and goodwill. Dealer shall allow only its full-time employees (and not any independent contractors, sub-agents or other person or entity) to solicit, take or transmit any Orders, unless Dealer obtains SCTN's and/or SCM's specific prior written consent to use of such other person or entity, which consent may be withheld in SCTN's and/or SCM's sole discretion.

     7.2 Dealer shall not condition, tie or otherwise bundle any purchase of Programming with tile purchase of other services or products other than as specifically agreed to in writing by SCTN and/or SCM inn advance. In tile event that Programming is sold by the Dealer at the same time as a Star Choice DTH Receiver or other related equipment, the Programming price shall be specifically and separately set forth on the sales slip. Unless SCTN and/or SCM specifically approves of some other method of writing, Dealer shall only permit the purchase of Programming to be accomplished if at the time of the purchase, Dealer disclose to the Subscriber that the Programming portion of the sale is being made by SCTN, the purchase is made by the Subscriber, and the Programming purchase is directly between the Subscriber and SCTN.

     7.3 Dealer will promptly forward to SCTN all Orders for Programming in the manner prescribed by SCTN from time to time. Dealer understands that SCTN or SCM shall have the right, in its discretion, to accept or reject, in whole or in part, all Orders for Programming.

     7.4 Dealer shall take all actions and refrain from taking any action, as reasonably requested by SCTN and/or SCM in connection with the marketing, advertisement, promotion of, or taking of Orders and Dealer shall cooperate by supplying SCTN and/or SCM with information relating to those actions as SCTN and SCM reasonably requests.

8.   USE OF TRADEMARKS, SERVICE MARKS AND TRADE NAMES BY DEALER.

     Dealer shall sign the Trademark License Agreement, in the form attached as Exhibit B hereto.

9.   CONDUCT OF BUSINESS

     9.1 BUSINESS ETHICS. Dealer shall not engage in any activity or business transaction which could be considered unethical, as determined by SCM, or damaging to SCTN's or SCM's image or goodwill in any way. Dealer shall under no circumstances take action which could be considered disparaging to SCTN or SCM. Dealer shall comply with all applicable governmental statutes, laws, rules, regulations, ordinances, codes, directives, and orders (whether federal, provincial, municipal or otherwise) ("Laws"), and Dealer is solely responsible for its compliance with all Laws which apply to its obligations under this Dealer Programming Agreement.

     9.2 SIGNAL THEFT. Dealer shall not directly or indirectly; (i) engage in any signal theft, piracy or similar activities; (ii) alter any Star Choice DTH Receivers or "Smart Cards", or any other equipment compatible with programming delivered by SCTN to be capable of signal the (or for any other

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reason without (lie express written consent of SCTN and/or SCM); (iii) sell any equipment altered to permit signal theft or other piracy; or (iv) aid any others in engaging in any of the above described activities. Dealer shall immediately notify SCTN and/or SCM if it becomes aware of any such activity.

10.  TERM AND TERMINATION

     10.1 TERM. Subject to Section 9.2 of this Agreement, and other provisions providing for early termination, this Agreement is for a fixed term of one-year (365 days) commencing on ______________,1997. This Agreement is not automatically renewable. Except as provided to the contrary in this Agreement, any obligations of the parties arising prior to expiration or termination of this Agreement shall survive expiration or termination and continue in full force and effect. The acceptance of any Order from, or the sale of any products (including, but not limited to, any product bearing the Trademark) to the Dealer after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement. Rather, any such continued sales, if any, shall be considered as sales on a non-exclusive basis and on such terms as SCM may impose, in its sole discretion.

     10.2 TERMINATION BY EITHER PARTY UPON DEFAULT. This Agreement may be terminated by a party (the "Affected Party"), in accordance with the procedures set forth in Section 10.4 below, upon the occurrence of any of the following with respect to the other party (the "Other Party").

          (a) The Other Party commits a payment default which is not cured within ten (10) days of receipt (if written notice from the Affected Party.

          (b) The Other Party defaults on any obligation or breaches any representation, warranty or covenant in this Agreement or the Trademark License Agreement (regardless of whether breach or default of such obligation, representation, warranty or covenant is designated as giving rise to a termination right), and -such default or breach is not cured within ten (10) days of receipt of written notice from the Affected Party. The Parties agree that all obligations, representation, warranties and covenants contained in this Agreement, whether or not specifically designated as such, are material to the agreement of the parties to enter into and continue this Agreement.

     10.3 TERMINATION BY SCTN. This Agreement shall terminate automatically should any of the following occur, unless SCTN and/or SCM notifies the Dealer to the contrary: (i) Dealer becomes insolvent or voluntary or involuntary bankruptcy, insolvency or similar proceedings are instituted against Dealer; (ii) Dealer, for more than twenty (20) consecutive days, fails to maintain operations as a going business; (iii) Dealer, or any officer, director, substantial shareholder or principal of the Dealer is convicted in a court (if competent jurisdiction of any offenses substantially related to the business conducted by the Dealer in connection with this Agreement or of any offense punishable by a term of imprisonment; (iv) Dealer fails to comply with any applicable federal, provincial or local law or regulation or engages in any practice which is determined to be an illegal or unfair trade practice in violation of any applicable federal, provincial or local law or regulation; (v) Dealer's falsification of any records or reports required hereunder; (vi) Dealer's failure to renew, or the loss, due to suspension, cancellation or revocation, for a period of fifteen (15) days or more, of any license, permit or similar document or authority required by law or governmental authority having jurisdiction, that is necessary in carrying out the provisions of this Agreement and in maintaining its corporate or other business status, as in effect as of the effective date of this Agreement;
(vii) Dealer makes any representation or promise on behalf of SCTN and/or SCM inconsistent with the representations or promises that SCTN has specifically authorized Dealer to make on behalf of SCTN and/or SCM in this Agreement; (viii) any actual or alleged fraud, misrepresentation or alleged action of any sort made by Dealer in connection with Other Agreements; (ix) breach or default of any of the terms in the Trademark License Agreement, set forth in Exhibit B herein; (x) the Trademark License Agreement, set forth in Exhibit B, terminates for any reason; or (xi) the agreement between SCM and Dealer or between SCM's Authorized Distributor and Dealer, which is entered into contemporaneously with this Agreement, terminates; or
(xii) Dealer's failure to achieve minimum monthly Orders requirements for Programming as set out in Article 5 above.

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     10.4 TERMINATION OF AGREEMENT.  Dealer agrees that if this Agreement terminates for any reason, then Dealer shall:

          10.4.1 immediately discontinue all sales of Programming, and immediately cease to represent and/or imply to any person or entity that Dealer is an Authorized Dealer or Authorized Commissioned Representative for SCTN;

          10.4.2 immediately discontinue all use of the Trademark associated in any way whatsoever with the Programming, including, without limitation, DTH, Star Choice and all Trademarks or names associated with any programming included in the Programming.
     Moreover, the Trademark License Agreement set forth in Exhibit B shall also terminate.

          10.4.3 deliver to SCM, or destroy, at SCM's option all tangible things of every kind in the possession or control of Dealer that bear any of the Trademarks;

          10.4.4 upon request by SCM, certify in writing to SCM that such delivery or destruction has taken place; and

          10.4.5 at the option of SCM, cease to be authorized to purchase StarChoice DTH Receivers.

11.  FORFEITURE OF COMMISSIONS AFTER TERMINATION

     Commissions shall be paid by SCTN or SCM to Dealer during the term of the Agreement; however, immediately following the termination of the Agreement, SCTN or SCM will end all payments of Commissions, to the Dealer and SCTN or SCM shall have no liability to the Dealer, and Dealer shall have no right to require that SCTN or SCM continue any payment of Commissions.

12.  STATUS OF DEALER

     12.1 DEALER NOT A PARTNER OR EMPLOYEE. It is understood and agreed that Dealer is an independent contractor, who solicits and takes Orders for Programming as a commissioned sales representative of SCTN. It is further understood and agreed that Dealer has no right or authority to make any representation, promise or agreement on behalf of SCTN and/or SCM except for such representations, promises, or agreements as SCTN and/or SCM shall specifically authorize, in writing, Dealer to make. Any such inconsistent or additional warranty or representation made by Dealer shall constitute a breach of, and serve as grounds for, an automatic termination of this Agreement pursuant to Section 10.3.

          12.1.1 The relationship of the parties hereto is that of independent contractors. Dealer shall conduct its business as an independent contractor, and all persons employed in the conduct of such business shall be Dealer's employees only.

          12.1.2 Dealer, at its sole expense, shall provide and maintain facilities, vehicles, tools and equipment as may be proper for operations under this Agreement, and from which it shall operate, and SCTN and/or SCM shall not have any responsibility or liability relating to said facilities, vehicles, tools and equipment.

          12.1.3 Dealer shall have no authority to employ persons on behalf of SCTN and/or SCM and no employees of Dealer shall be deemed to be employees or agents of SCTN and/or SCM. No employees of Dealer shall be represented as, or represent themselves as, employees or partners of SCTN and/or SCM, and shall not under any circumstance represent that they have any greater rights than those specifically provided in this Agreement Dealer shall have the sole

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     and exclusive right to hire, transfer, suspend, layoff, recall, promote, assign, discipline, adjust grievances and discharge its employees. Dealer is solely responsible for all salaries and other compensation of all Dealer's employees.

     12.2 NO FRANCHISE RELATIONSHIP. Dealer acknowledges that SCTN or SCM have not required Dealer to pay any franchise fee or other payment as a condition of this Agreement. Dealer represents and warrants to SCTN and SCM that Dealer does not and shall not claim itself to be a franchisee of SCTN and SCM, either in relation to this Dealer Programming Agreement, or for any purpose, under any Law.

13.  LIMITATION OF LIABILITY

     13.1 Except as provided in Section 11, upon termination for any reason set forth herein, SCTN or SCM shall have no liability or obligation to Dealer whatsoever. For example and not by limitation, in any such event Dealer shall have no right to require SCTN or SCM to continue to allow Dealer to act as an Authorized Dealer to solicit Orders on behalf of SCTN or SCM, and Dealer shall not be entitled to any further Commissions with respect to prior or future sales. Dealer agrees that upon expiration or in the event of termination of this Agreement for any reason, no amounts spent in its fulfillment will be recoverable from SCTN or SCM by the Dealer.

     13.2 In no event shall SCTN or SCM be liable for any exemplary, special, incidental or consequential damages to Dealer (including without limitation, any payment for lost business, future profits, loss of goodwill, reimbursement for expenditures or investments made or commitments entered into, creation or clientele, advertising costs, termination of employees or employees salaries, overhead or facilities incurred or acquired based upon the business derived or anticipated under this Agreement), whether foreseeable or not, claims under Dealer termination, protection, non-renewal or similar laws, for any Cause whatsoever whether or not caused by SCTN or SCM negligence, gross negligence or willful Misconduct. In no event shall any projections or forecasts by SCM be binding as commitments or promises.

     13.3 PAYMENT, FORFEITURE AND CANCELLATION. Upon Expiration or termination of this Agreement for any reason, all sums due SCTN or SCM by Dealer shall be paid within five (5) days after the day oil which Dealer receives written notice thereof.

     13.4 AUTHORIZED DEALER STATUS. Upon expiration or termination of this Agreement for any reason, Dealer shall immediately cease to solicit and take Orders for Programming, and shall immediately cease to represent that it is an Authorized Dealer or an authorized commissioned representative of SCTN and/or SCM.

     12.5 SURVIVAL OF TERMS. The rights and obligations of the parties which would logically be expected to survive expiration or termination, shall survive expiration or termination of this Agreement.

14.  INDEMNIFICATION

     14.1 Dealer shall indemnify, defend and hold SCTN and/or SCM, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives harmless from and against, any and all costs, losses, liabilities, damages, lawsuits judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable legal fees and all monies paid in the investigation, defense or settlement of any or all. of the foregoing "Claims") that arise out of, or are incurred in connection with: (i) Dealer's performance or failure of performance under this Agreement and any direct or indirect results thereof, (ii) Dealer's acts or omissions, lawful or unlawful, (or those of any of Dealer's employees or agents, whether or not such acts are within the scope of employment of such employees or agents) relating to the sale, marketing, advertisement or promotion of Programming and Star Choice DTH Receivers and equipment; (iii) breach of any of Dealer's representations or warranties herein; (iv) all purchases,

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contracts, debts and/or alleged violation of, any applicable laws, statute, ordinance, governmental administrative order. rule or regulation; (v) the failure of Dealer to comply with any provision of this agreement; (vi) failure to collect adequate taxes and remit same to SCTN and/or SCM as required herein; or, (vii) brought by Dealer's employees or agents for compensation and/or damages arising out of the expiration or termination of this Agreement.

15.  MISCELLANEOUS

     15.1 TAXES, FEES, ETC. Dealer, at its expense, shall pay and discharge all license fees business, use sales, gross receipts, income, property, federal, provincial or other similar or different taxes or assessments which may be charged or levied upon Dealer by reason of anything performed under this Agreement.

     15.2 SUCCESSOR INTEREST; NO ASSIGNMENT BY DEALER. This Agreement is binding upon the heirs. legal representatives, successors and assigns of SCTN and Dealer. SCTN may assign this Agreement in whole or in part at any time without the consent of Dealer. This Agreement shall not be assigned by Dealer. Any merger, reorganization or consolidation of Dealer shall be deemed an assignment. If any person not a substantial shareholder of Dealer (less than a 25% interest) as of the date of this Agreement becomes a substantial shareholder of Dealer (greater than a 25% interest), that shall be Considered an impermissible assignment.

     15.3 CHOICE OF LAW AND EXCLUSIVE JURISDICTION.

          15.3.1 The relationship between the parties including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the Province of New Brunswick and Canada without giving any effect to its conflict of law provisions.

          15.3.2 Any and all disputes arising out of, or in connection with, the interpretation, performance or the nonperformance of this Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to this Agreement and/or the relationship between the parties (including but not limited to the termination of this Agreement or the relationship and Dealer's rights, thereunder or disputes under rights granted pursuant to statutes or common law, including those in the province in which Dealer is located) shall be litigated solely and exclusively before the Court of Queen's Bench of New Brunswick. The parties consent to the in personal jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to the New Brunswick's Court of Queen's Bench Rules of Court (or any successor statute).

     15.4 SEVERABILITY. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of Competent jurisdiction determines that a restriction contained in this Agreement shall be unenforceable because of the extent of time or geography, such restriction shall be deemed amended to conform to such extent of time and/or geography as such court shall deem reasonable.

     15.5 WAIVER. The failure of any party to insist upon strict performance of any provision of this AP Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

     15.6 Entire Agreement.

          15.6.1 This Agreement sets forth the entire, final and complete understanding between the parties hereto relevant to the subject matter of this Agreement, and it supersedes and replaces at I previous understandings or agreements, written, oral, or implied, relevant to the subject matter of this Agreement made or existing before the date of this Agreement. Except as expressly provided by this Agreement, no waiver or modification of any of the terms or conditions of this Agreement shall be effective unless in writing and signed by both parties.

          15.6.2 The headings in this Agreement will not be used to interpret or construe its provisions.

          15.6.3 Nothing in this Agreement shall be construed to require commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any law, such law shall prevail; provided, however, that in such event, the affected provisions of this Agreement shall be modified to the minimum extent necessary to permit compliance with such law and all other provisions shall continue in full force and effect.

          15.6.4 By executing this Agreement, the parties indicate their complete agreement to all matters set forth herein.

     15.7 COMPLIANCE WITH LAW. The parties shall comply with, and agree that this Agreement is subject to, all applicable federal, provincial and local laws, rules and regulations, and all amendments thereto, now enacted or hereafter promulgated in force during the term of this Agreement.

     15.8 FORCE MAJEURE. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for failure to fulfill its obligations hereunder if such failure is caused by or arises out of an act of force majeure including acts of God, war, riot, natural disaster, technical failure (including the failure of all or part of the domestic communications satellite, or transponders on which the Programming is delivered to Subscribers, or of the related unlinking or other equipment) or any other reason beyond the reasonable control of the party whose performance is prevented during the period of such occurrence.

     15.9 CONFIDENTIALITY. At all times during the Term of this Agreement and for a period of three (3) years thereafter, Dealer and its employees will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired, devised or developed in any manner from SCTN and/or SCM personnel or files, or as a direct or indirect result of Dealer's actions or performance under this Agreement, and Dealer represents that it has not and will not reveal the same to any persons not employed by the Dealer, except: (i) at the written direction of SCTN and/or SCM; (ii) to the extent necessary to comply with law, the valid order of a court of competent jurisdiction or the valid order or requirement of a governmental agency or any successor agency thereto, in which event Dealer shall notify SCTN and/or SCM in advance, prior to making any disclosure, and shall seek confidential treatment of such information; (iii) as part of its normal reporting or review procedure to its parent company, its auditors and its legal counsel, provided such parent company, auditors and legal counsel agree to be bound by the provisions of this Section 15.9; or (iv) to the extent necessary to permit the performance of obligations under this Agreement.

     Dealer acknowledges and agrees that any and all Subscriber names and information ("Subscriber Information") provided to Dealer by SCTN or SCM in any form or through any means, or which Dealer obtains as a result of its actions in performance of this Agreement, are as between Dealer and SCTN proprietary to SCTN, and shall be treated confidentially by Dealer. During the term of this Agreement and at all times thereafter, Dealer agrees that it will treat all Subscriber Information as strictly confidential, and shall not disclose any Subscriber Information or use, or permit any others to use, any Subscriber Information, except in accordance with a limited purpose specifically permitted under this Agreement. By example, but not by way limitations Dealer shall not use any Subscriber Information for the purpose of soliciting, or to permit any others to solicit, Subscribers to subscribe to any other programming services, and Dealer shall under no circumstance directly or indirectly reveal any Subscriber Information to any third party for any reason without the express prior written consent of SCTN and/or SCM, which SCTN and/or SCM may withhold in its sole and absolute discretion.

     Dealer agrees that if it breaches the obligation in Section 15.9, it will result in the substantial likelihood (if irreparable harm and injury to SCTN for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, Dealer agrees that SCTN shall have the right, in addition to any other remedies available, to obtain immediate injunctive relief as well as other equitable relief allowed by the federal and provincial courts. The foregoing remedy of injunctive relief is agreed to without prejudice to SCTN to exercise any other rights and remedies it might have, including without limitation, the right to terminate this Agreement and seek damages, or other legal or equitable relief.

     15.10 REMEDIES CUMULATIVE. It is agreed that the rights and remedies herein provided in case of default or breach by Dealer of this Agreement are cumulative and shall not affect in any manner any other remedies that SCTN may have by reason of such default or breach by Dealer. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

     15.11 LEGAL COSTS. The losing party in any litigation or arbitration shall pay all costs of the prevailing party in addition to its own, and in addition to any other relief to which the prevailing party may be entitled.

16. GENERAL PROVISIONS. The terms and conditions attached as Exhibits A, B and C are fully incorporated into this Agreement.



By signing below, Dealer hereby indicates its acceptance of the terms of, and agreement to, this Agreement.

Approved by:


Star Choice Television             Dealer:
Network Incorporated



By: /s/                            By: /s/
   ----------------------------       ----------------------------

Title: Vice President              Title: President
      -------------------------          -------------------------

Date: 16 AUG 97                    Date: 23 JUN 97
      -------------------------          -------------------------

                               EXHIBIT A
                          AUTHORIZED PREMISES




1. 83 Victoria St.
Nanaimo B.C.


2. 29 3347-262nd Street
Acdelgrove B.C.


3. 97-41 112th Ave
Grand Praire
Alisemza


4.#44-2568 Sandpiper Dr
Karloops B.C

                                EXHIBIT B

                       TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 24 day of June 1997 by and between Star Choice Television Network Incorporated ("SCTN") with a place of business 2398 Route 102 Highway, Lincoln, New Brunswick E3B 7G1 and WestCoast Wireless Cable Ltd., with its principal place of business at #29, 3347-262 St. Aldergrove, BC V4W 2X2 ("Dealer").

     A. SCTN conducts business in worldwide locations as, among other things, a distributor of direct broadcast satellite-delivered, multi-channel, digital audio, video and data services ("Programming") to subscribers; and

     B. Dealer conducts business as, among other things, a retailer of satellite television products and services to subscribers; and

     C. Dealer desires to be permitted to use certain Star Choice trademarks, service marks and trade names (the "Trademarks") as SCTN and/or SCM, in its sole discretion, may authorize, from time to time, under a non-exclusive license, in order to solicit orders for Star Choice Programming.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. SCTN hereby grants to Dealer a non-exclusive, non-transferable. revocable license (the "License") to use the Trademarks and such other trademarks as SCTN or SCM may from time to time expressly in writing permit Dealer to use during the term of this Agreement and no other term or license whatsoever, in its local advertising and promotional materials and at its business locations. No such materials shall indicate that any agreement of agency, partnership, joint venture, franchise or of exclusive or non-exclusive Dealer exists between Dealer and SCTN or SCM, unless SCTN or SCM and Dealer enter into a separate written agreement permitting Dealer to do so. Notwithstanding the above, Dealer shall provide to SCTN or SCM, at least thirty (30) days prior to first use, an example of any advertising or promotional materials in which Dealer intends to use any Trademarks, and any such other trademarks, which use has not, within the past twelve months, been approved by SCTN or SCM in exactly the form intended for use. SCTN or SCM may reject and prohibit Dealer from using such materials, for any reason or reasons in its sole discretion. If Dealer is required to, but fails to provide SCTN or SCM with proposed advertising or promotional materials at least thirty (30) days prior to first use, SCTN or SCM shall have just cause to immediately terminate the License by providing written notice to Dealer to that effect. This Agreement is not intended, nor shall it be construed, as creating any obligation on the part of SCTN or SCM to enter into any such agreement with Dealer. Further, this Agreement is not intended, nor shall it be construed, as providing any rights to Dealer to purchase or sell products or programming manufactured and/or distributed by SCTN or SCM. Dealer expressly recognizes and agrees that any goodwill now existing or hereafter created through any sales by Dealer of products or programming manufactured and/or distributed by SCTN or SCM, shall inure to SCTN's or SCM's sole benefit. This License shall be effective until terminated by either party in accordance with the terms of this Agreement, or until termination of the Authorized Dealer Hardware Agreement between SCM or its Authorized Distributor and Dealer, or until termination of the Dealer Programming Agreement between SCTN and Dealer.

     2. The License granted by SCTN is granted to Dealer only. Dealer has no authority to transfer or grant any sublicense to any other entity or individual for any reason, and if Dealer does so, such action shall terminate the License granted herein, at SCTN's option, at any time thereafter. Dealer shall immediately cease using Trademarks upon termination or expiration of this Agreement for any reason. Upon expiration or termination of this Agreement, at SCTN's option Dealer shall immediately destroy or deliver to SCTN or SCM any and all advertising and promotional materials in Dealer's possession with Trademarks on them. If SCTN or SCM requests destruction of advertising and promotional materials, Dealer shall promptly execute an affidavit representing at a minimum that such materials were destroyed, and the date and means of destruction.

     3. Dealer expressly recognizes and acknowledges that the License, as well as any past use of the Trademarks in any manner whatsoever by Dealer (including but not limited to use on signs, business card or in advertisements), shall not confer upon Dealer any proprietary rights or interest to any Trademarks including, but not limited to any existing or future goodwill in the Trademarks. All goodwill in the Trademarks shall inure to SCTN's or SCM's sole benefit. Further, Dealer waives any and all past, present, or future claims it has or might have to the Trademarks, and acknowledges that as between SCTN and Dealer, SCTN has the exclusive rights to own and use the Trademarks, and that SCTN retains full ownership of the Trademarks notwithstanding the License granted herein. While Dealer has no right or authority to do so, in the event that Dealer has previously, or in the future reserves, files, or registers any of the Trademarks of SCTN, Dealer agrees to notify SCTN immediately, and immediately upon request of SCTN. to assign any and all interest to SCTN that is obtained through the reservation, filing, or registration of the Trademarks in Canada, in the country in which Dealer is located or any foreign jurisdiction, and hereby acknowledges that any such reservation, filing, or registration of the Trademarks, whenever occurring, shall be on behalf of and for the sole benefit of SCTN, and Dealer waives all claims or rights to any compensation whatsoever therefor. Dealer's obligations in this paragraph shall survive the expiration or termination of this Agreement.

     4. Nothing in the Agreement shall be construed to bar SCTN from protecting its right to the exclusive use (if its Trademarks against infringement thereof by any party or parties, including Dealer, either during the term of this Agreement or following any expiration or termination of Dealer's right to such the Trademarks pursuant to this Agreement. Dealer will promptly and fully advise SCTN or SCM of any use of any mark that may appear to infringe the Trademarks. Dealer will also fully cooperate with SCTN in defense and protection of the Trademarks, at SCTN's expense. Similarly, nothing in this Agreement shall be construed to require that SCTN take any action to protect the Trademarks in any instance, and SCTN shall not be liable to Dealer in any manner whatsoever for failure to take any such action.

     5. This Agreement shall continue for a period of time equal to the term of the Authorized Dealer Programming Agreement between SCTN and Dealer, and of the Authorized Dealer Hardware Agreement between SCM or its Authorized Distributor and Dealer, unless terminated earlier for a reason Provided herein.

     6. Any and all disputes, claims or actions that may arise under or out of this Agreement shall be governed, interpreted and enforced in accordance with the laws of the Province of New Brunswick, and shall otherwise be resolved in accordance with the dispute resolution provisions of the Authorized Dealer Programming Agreement to which this Trademark License Agreement is attached.

     7. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the day and year first above written.

Star Choice Television             Dealer
Network Incorporated


BY: /s/                            By: /s/ MICHAEL METCALFE
   -------------------------          -------------------------

Its: Vice President                Its: President
    -------------------------          -------------------------
                                      Michael Metcalfe
                                      WESTCOAST WIRELESS CABLE

                               EXHIBIT C

                      DEALER COMMISSION SCHEDULE





     NET SUBSCRIPTIONS PER MONTH             *COMMISSION RATE
     ---------------------------             ----------------
          0 - 10                             2%

          11 - 20                            3%

          21 plus                            4%


COMMISSIONS APPLIES TO TOTAL ACCUMULATED CUSTOMER BASE RETAILED.

*Independent Dealer Single Store formula. Multistore dealers will be calculated per store.









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